CRAFTCLICK.COM, INC., a Utah corporation
                              2000
                 INCENTIVE STOCK OPTION PLAN;
                NONSTATUTORY STOCK OPTION PLAN;
                    AND STOCK PURCHASE PLAN

                          known as the
                   "2000 Stock Option Plan"

                     CRAFTCLICK.COM, INC.,
                       a Utah corporation
               2000 INCENTIVE STOCK OPTION PLAN;
                NONSTATUTORY STOCK OPTION PLAN;
                AND EMPLOYEE STOCK PURCHASE PLAN
             KNOWN AS THE "2000 STOCK OPTION PLAN"


1. NAME. EFFECTIVE DATE AND PURPOSE.

     (a) This Plan document is intended to implement and govern two separate stock option plans of CRAFTCLICK.COM, INC., a Utah corporation (the "Company"): the Incentive Stock Option Plan ("Plan A") and the Nonstatutory Stock Option Plan ("Plan B") and an Employee Stock Purchase Plan ("Plan C"). Plan A provides for the granting of options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422A(b) of the Internal Revenue Code, as amended. Plan B provides for the granting of options that are not intended to so qualify. Plan C provides for a stock purchase plan. Unless specified otherwise, all the provisions of this Plan relate equally to Plans A, B and Plan C and are condensed for convenience into one Plan document.

     (b)  Plans A, B and Plan C are each established effective as of April
16, 2000. The purpose of Plans A, B and Plan C (sometimes together referred to as the "Plan" or this "Plan") is to promote the growth and general prosperity of the Company and its Affiliated Companies. This Plan will permit the Company to grant options ("Options") to purchase shares of its common stock ("Common Stock") and to sell such Common Stock outright. The granting of Options and the sale of Common Stock will help the Company attract and retain the best available persons for positions of substantial responsibility and will provide certain key employees with an additional incentive to contribute to the success of the Company and its Affiliated Companies. For purposes of this Plan, the term "Affiliated Companies" shall mean any component member of a controlled group of corporations, as defined under Internal Revenue Code
Section 1563, in which the Company is also a component member.

2. ADMINISTRATION.

     (a) The Plan shall be administered by the Board of Directors of the Company (the "Board").

     (b) The Board shall have sole authority, in its absolute discretion, to determine which of the eligible persons of the Company and its Affiliated Companies shall receive Options ("Optionees"), or to be sold Common Stock ("Stock Purchasers") and, subject to the express provisions and restrictions of this Plan, shall have sole authority, in its absolute discretion, to determine the time when Options shall be granted or Common Stock sold, the terms and conditions of an Option or sale of Common Stock other than those terms and conditions fixed under this Plan, the number of shares which may be issued upon exercise of an Option or sale of Common Stock and the means of payment for such shares, and shall have authority to do everything necessary or appropriate to administer the Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and Stock Purchasers.

     (c) The Board shall have the authority to delegate some or all of the powers granted to it pursuant to this Section 2 to a committee (the "Committee") appointed by the Board and consisting of not less than two (2) members of the Board, one of whom shall be the President of the Company. The Board may from time to time remove members from, or add members to, the Committee, and vacancies on the Committee shall be filled by the Board. All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees, unless otherwise determined by the Board.

     (d) Aggregate limitations with respect to the participation of directors and officers in the plan:

          (i) No more than 25% of the Company's issued shares of Common Stock may be optioned and sold to directors of the Company under Plans A, B and, Plan C considered in the aggregate.

          (ii) No more than 25% of the Company's issued shares of Common Stock may be optioned and sold to non-director officers of the Company under Plans A, B and Plan C considered in the aggregate.

     (e)  Definitions:

          (i) Restricted Shareholder: An individual who, at the time an Option is granted under either Plan A or Plan B or to whom Common Stock is sold under Plan C, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its Parent Corporation or Subsidiary Corporation, with stock ownership to be determined in light of the attribution rules set forth in Section 425(d) of the Internal Revenue Code.

          (ii) Parent Corporation: A corporation as defined in Section 425(e) of the Internal Revenue Code.

          (iii) Subsidiary Corporation: A corporation as defined in Section 425(f) of the Internal Revenue Code.

          (iv) Officer: The president, secretary, chief financial officer, any vice president in charge of a principal business function (such as sales, administration, or finance) and any other person who performs similar policy-making functions for the Company.

3. ELIGIBILITY.

     (a)  Plan A: The Board (or the Committee, if so authorized by the
Board) may, in its discretion, grant one or more Options under Plan A to any key management employee of the Company or its Affiliated Companies, including any employee who is a director of the Company or of any of its Affiliated Companies presently existing or hereinafter organized or acquired. Such Options may be granted to one or more such employees without being granted to other eligible employees, as the Board may deem fit.

     (b)  Plan B: The Board (or the Committee, if so authorized by the
Board), may, in its discretion, grant one or more Options under Plan B to any key management employee, any employee or non-employee director of the Company or its Affiliated Companies, including any employee who is a Director of the Company or of any of its Affiliated Companies presently existing or hereinafter organized or acquired or any person who performs consulting services for the Company or its Affiliated Companies and who is designated by the Board as eligible to participate in Plan B. Such Options may be granted to one or more such persons without being granted to other eligible persons, as the Board may deem fit.

     (c)  Plan C: The Board (or the Committee, if so authorized by the
Board) may, in its discretion sell stock under Plan C to any key management employee of the Company or its Affiliated Companies, including any employee who is a director of the Company or of any of its Affiliated Companies presently existing or hereinafter organized or acquired or to any person who per- forms consulting services to the Company. Such shares may be sold to one or more such employees or persons without being granted to other eligible employees or persons, as the Board may deem fit.

4. STOCK TO BE OPTIONED OR SOLD.

     (a) The maximum aggregate number of shares which may be optioned and sold under Plans A, B and sold under Plan C is 25% of the Company's issued shares of Common Stock. The foregoing constitutes an absolute cumulative limitation on the total number of shares that may be optioned under both Plan A and B and sold under Plan C. Therefore, at any particular date the maximum aggregate number of shares which may be optioned under Plan A is equal to 25% of the Company's issued shares of Common Stock minus the number of shares previously optioned or sold under Plans A, B and Plan C and the maximum aggregate number of shares which may be optioned under Plan B is equal to 25% of the Company's issued shares of Common Stock minus the number of shares which have been previously optioned or sold under Plans A, B and Plan C and the maximum aggregate number of shares which may be sold under Plan C is equal to 25% of the Company's issued shares of Common Stock minus the number of shares which have been previously optioned or sold under Plans A, B and Plan
C. All shares to be optioned or sold under Plans A, B or Plan C may be either authorized but unissued shares or shares held in the treasury.

     (b) Shares of Common Stock that: (i) are repurchased by the Company after issuance hereunder pursuant to sale or the exercise of an Option, or
(ii) are not purchased by the Optionee prior to the expiration or termination of the applicable Option, shall again become available to be covered by Options to be issued hereunder or available for sale under Plan C and shall not, as of the effective date of such repurchase or expiration, be counted as covered by an outstanding Option for purposes of the above-described maximum number of shares which may be optioned hereunder.

5. OPTION OR SALE PRICE.

     The Option or sale price for shares of Common Stock to be issued under Plan A shall be 100% of the fair market value of such shares on the date on which the shares are sold or the Option covering such shares is granted by the Board (or the Committee, if authorized by the Board), except that if on the date on which such shares are sold or the Option is granted the Stock Purchaser or Optionee, as the case may be, is a Restricted Shareholder (i.e., owns 10% or more of the Common Stock of the Company), then such Option price for Options granted under Plan A shall be 110% of the fair market value of the shares of Common Stock subject to the Option, on the date such Option is granted by the Board (or the Committee, if so authorized). The fair market value of shares of Common Stock for all purposes of this Plan is to be determined by the Board (or the Committee, if so authorized by the Board) in its sole discretion, exercised in good faith.

6. TERM OF PLAN.

     Plans A, B and Plan C shall become effective on April 16, 2000, Plans A, B and Plan C shall continue in effect until April 15, 2010, unless terminated earlier by action of the Board. No Option may be granted or shares sold under the Plans herein established after April 15, 2010.

7. EXERCISE OF OPTION OR PURCHASE OF SHARES.

     Subject to the actions, conditions and/or limitations set forth in this Plan document and/or any applicable Stock Option Agreement or Stock Purchase Agreement entered into here- under, Options granted and shares sold under this Plan shall be exercisable or vested, as the case may be, in accordance with the following rules:

     (a) No Option granted under Plan A may be exercised in whole or in part until six (6) months after the date on which the Option is granted by the Board, or by the Committee if so authorized {hereinafter the "Option Grant Date").

     (b) Subject to the specific provisions of this Section 7, Options shall become exercisable at such times and in such increments or installments {which may be cumulative) as the Board shall provide in the terms of each individual Option; provided, however, that unless otherwise provided by the Board in an individual Option, each Option granted under the Plan shall become exercisable in installments of not less than 20% of the number of shares covered by such Option each year from the Option Grant Date; and provided, further, that by a resolution adopted after an Option is granted the Board may, on such terms and conditions as it may determine to be appropriate and subject to the specific provisions of this Section 7, accelerate the time at which such Option or installment thereof may be exercised. For purposes of this Plan, any increment or installment of an Option which is then exercisable shall be referred to as an "Accrued Installment".

     (c) Subject to the specific restrictions contained in this Section 7, an Option may be exercised when Accrued Installments accrue, as provided in the terms under which such Option was granted, for a period of up to ten (10) years from the Option Grant Date with respect to Options granted under Plan A and for a period of up to ten (10) years from the Option Grant Date with respect to Options granted under Plan B. In no event shall any Option be exercised on or after the expiration of said maximum applicable period, regardless of the circumstances then existing (including but not limited to the death or termination of employment of the Optionee).

     (d) The Board (or the Committee if so authorized by the Board) shall fix the expiration date of the Option (the "Option Expiration Date") at the time the Option grant is authorized.

     (e) Subject to the specific provisions of this Section 7, shares sold pursuant to Plan C shall vest at such times and in such installments (which may be cumulative) as the Board shall provide in the terms of each individual stock purchase Agreement; provided however, unless otherwise provided by the Board in the individual Stock Purchase Agreement the shares to be sold pursuant to Plan C shall become vested in installments of not less than 20% of the number of shares covered by such Stock Purchase Agreement each year from the sale date under the Stock Purchase Agreement; and provided, further, that by a resolution adopted after shares are sold pursuant to a Stock Purchase Agreement the Board may, on such terms and conditions as it may determine to be appropriate and subject to the specific provisions of this Section 7, accelerate the time at which such shares shall vest. For purposes hereof, the terms "vested" or "vesting" shall mean that the Stock Purchaser holds the shares free of the right of the Company to repurchase the shares sold pursuant to the Stock Purchase Agreement.

8. RULES APPLICABLE TO CERTAIN DISPOSITIONS.

     (a) Notwithstanding the foregoing provisions of Section 7, in the event the Company or the shareholders of the Company enter into an agreement (the "Agreement") to dispose of all or substantially all of the assets or capital stock of the Company by means of a sale, merger, consolidation, reorganization, liquidation, or otherwise, an Option shall become immediately exercisable with respect to the full number of shares subject to that Option and the shares sold pursuant to Plan C shall immediately become fully vested with respect to the number of shares subject to the Stock Purchase Agreement during the period commencing as of the date of execution of such agreement and ending as of the earlier of:

          (i)  in the case of Options, the Option Expiration Date; or

          (ii) the date on which the disposition of assets or capital stock contemplated by the agreement is consummated. The exercise of any Option that was made exercisable, or the full vesting under a Stock Purchase agreement, solely by reason of this Subsection 8(a) shall be conditioned upon the consummation of the disposition of assets or stock under the above referenced Agreement. Upon the consummation of any such disposition of assets or stock, this Plan and any unexercised Options issued hereunder (or any unexercised portion thereof) shall terminate and cease to be effective.

     (b) Notwithstanding the foregoing, in the event that any such Agreement shall be terminated without consummating the disposition of said stock or assets:

          (i) any unexercised Options or non-vested installments that had become exercisable or vested solely by reason of the provisions of Subsection 8(a) shall again become non-vested or unexercisable, as the case may be, as of said termination of such agreement, and

          (ii) the exercise of any Option that had become exercisable or the purchase of shares that became vested solely by reason of this Subsection 8(a) shall be deemed ineffective and such installments shall again become non-vested or unexercisable, as the case may be, as of said termination of such agreement.

     (c) Notwithstanding the provisions set forth in Subsection 8(a), the Board (or the Committee, if so authorized by the Board) may, at its election and subject to the approval of the corporation purchasing or acquiring the stock or assets of the Company (the "surviving corporation") arrange for the Optionee to receive upon surrender of Optionee's Option a new option covering shares of the surviving corporation in the same proportion, at an equivalent option price and subject to the same terms and conditions as the old option. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to such new option immediately after consummation of such disposition of stock or assets over the aggregate option price of such shares of the surviving corporation shall not be more than the excess of the aggregate fair market value of all shares subject to the old Option immediately before consummation of such disposition of stock or assets over the aggregate Option Price of such shares of the Company, and the new option shall not give the Optionee additional benefits which such Optionee did not have under the old Option or deprive the Optionee of benefits which the Optionee had under the old Option. If such substitution of options is effectuated, the Optionee's rights under the old Option shall thereupon terminate.

9. MERGERS AND ACQUISITIONS.

     (a) If the Company at any time should succeed to the business of another corporation through a merger or consolidation, or through the acquisition of stock or assets of such corporation, Options may be granted under the Plan to option holders of such corporation or its subsidiaries, in substitution for options or rights to purchase stock of such corporation held by them at the time of succession. The Board (or the Committee, if so authorized by the Board) shall have sole and absolute discretion to determine the extent to which such substitute Options shall be granted (if at all) , the person or persons within the eligible group to receive such substitute Options (who need not be all option holders of such corporation) , the number of Options to be received by each such person, the Option Price of such Option, and the terms and conditions of such substitute Options; provided, however, that the terms and conditions of the substitute Options shall comply with the provisions of Section 425 of the Code, such that the excess of the aggregate fair market value of the shares subject to such substitute Option immediately after the substitution or assumption over the aggregate option price of such shares is not more that the excess of the aggregate fair market value of all shares subject to the substitution Option immediately before such substitution or assumption over the aggregate option price of such shares, and the substitute Option or the assumption of the old option does not give the holder thereof additional benefits which he or she did not have under such old option.

     (b) Provided that the merger agreement, stock exchange or reorganization agreement so provides, if this Company should be merged into or acquired by another corporation, either by way of merger or by means of a stock-for-stock exchange, the options granted or sold hereunder shall be converted into a right to exercise option or acquire shares of such other corporation on the same exchange ratio as is provided for the other common stockholders in the merger agreement or stock exchange or reorganization agreement.

     (c) Notwithstanding anything to the contrary herein, no Option shall be granted, nor any action taken, permitted or omitted, which could cause the Plan, or any Options granted hereunder as to which Rule 16b-3 under the Securities Exchange Act of 1934 may apply, not to comply with such Rule. Nothing herein shall restrict the right of the Company to sell stock or other securities to any person, under any circumstances, as it sees fit in compliance with applicable law.

10. TERMINATION OF EMPLOYMENT.

     (a) In the event that the Optionee's or Stock Purchaser's employment, directorship or consulting arrangement or relationship with the Company (or Affiliated Company) is terminated for any reason, any unexercised Accrued Installments of the Option granted hereunder to such terminated Optionee shall expire and become unexercisable as of the earlier of:

          (i)  the applicable Option Expiration Date; or

          (ii) a date 30 days after such termination occurs, provided however, as to any installment or installments of shares subject to an Option or Options which was or were not exercisable as of the date of such termination, or as to any portion of stock subject to a Purchase Agreement which has not vested as of such termination, such Option or Options shall terminate and not become exercisable and the unvested shares shall become repurchasable, immediately upon such termination.

     (b) In the event the repurchase right applicable to shares sold pursuant to the Stock Purchase Agreement is triggered pursuant to the provisions of this Paragraph 10 the Company shall have the right to repurchase the shares at a price equal to the then book value of the shares minus sums, if any, owing by the Stock Purchaser for the unpaid portion of the purchase price for the shares. The price shall be paid in cash by the Company at the time that it exercises its repurchase right and the shares shall thereafter become the property of the Company free from any right, title or interest of the Stock Purchaser. The Stock Purchaser hereby grants the Company a power of attorney coupled with an interest to execute any and all documents to effect the retransfer of the shares to the Company in the event that the stock repurchase rights are exercised by the Company. Book value shall be determined by reference, to the financial statements of the Company prepared by an independent certified public accountant for the fiscal year immediately preceding the exercise of the repurchase right, and shall have the meaning which is generally accorded to the term in the accounting profession and shall be determined in accordance with generally accepted accounting principles.

11. MANNER OF EXERCISE OF OPTIONS AND PURCHASE OF SHARES

     (a) An Option shall be deemed exercised when written notice of such exercise has been given to the Company at its principal business office by the person entitled to exercise the Option and full payment in cash or cash equivalents (or with shares of Common Stock pursuant to Section 14) for the shares with respect to which the Option is exercised has been received by the Company. The Board of Directors (or the Committee) may cause the Company to give or arrange for financial assistance (including without limitation direct loans, with or without interest, with or without recourse, secured or unsecured, or guarantees of third party loans} to an Optionee for the purpose of providing funds for the purchase of shares pursuant to the exercise of Options, when in the judgment of the Board (or the Committee) such assistance may reasonably be expected to be in the best interests of the Company, and consistent with the Articles of Incorporation and Bylaws of the Company and applicable laws, and will permit the shares to be fully paid and non-assessable when issued.

     (b) An Option may be exercised in accordance with this Section 11 as to all or any portion of the shares covered by any Accrued Installment of the Option from time to time during the applicable Option period, but shall not be exercisable with respect to fractions of a share. As to fractions, the Company shall redeem for cash the value of such fractions.
     (c) As soon as practicable after any proper exercise of an Option in accordance with the provisions of this Plan, the Company shall, without charging transfer or issue tax to the Optionee, deliver to the Optionee at the main office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates representing the shares of Common Stock as to which the Option has been exercised. The time of issuance and delivery of the Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national or regional securities exchange and any law or regulation applicable to the issuance and delivery of such shares.

     (d) Shares purchased pursuant to Plan C shall be deemed purchased upon execution by Purchaser and the Company of a Stock Purchase Agreement and the delivery of payment to the Company at its principal business office by the Stock Purchaser in cash or cash equivalents (unless otherwise provided pursuant to the financial assistance clause below set forth) for the shares being purchased. The Board of Directors (or the Committee) may cause the Company to give or arrange for financial assistance, including without limitation, direct loans, with or without interest, with or without recourse, secured or unsecured, or guarantees of third party loans to the Stock Purchaser for the purpose of providing funds for the purchase of shares pursuant to the Stock Purchase Agreement, when, in the judgment of the Board (or the Committee), it may reasonably be expected to be in the best interests of the Company and consistent with the Articles of Incorporation and Bylaws of the Company and applicable laws, and will permit the shares to be fully paid and nonassessable when issued. As soon as practicable after any proper sale of shares pursuant to a Stock Purchase Agreement in accordance with the provisions of this Plan, the Company shall, without charging transfer or issue tax to the Stock Purchaser, deliver to the Stock Purchaser at the main office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates representing the shares of Common Stock covered by the Stock Purchase Agreement subject to the right of the Company to cause the certificates to be delivered to a pledgeholder if the Stock Purchaser does not pay the purchase price in cash. The time of issuance and delivery of the Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national or regional securities exchange and any law or regulation applicable to the issuance and delivery of such shares.
12. AUTHORIZATION TO ISSUE OPTIONS AND BOARD OF DIRECTORS APPROVAL

     Options granted under the Plan and shares sold shall be conditioned upon the Company obtaining any required permit from the Utah Department of Corporations and/or other appropriate governmental agencies, free of any conditions not acceptable to the Board, authorizing the Company to grant such Options and sell such shares. The grant of Options and sale of shares under the Plan also is conditioned on approval of the Plan by the vote or consent of the Board of Directors of the Company and no Option granted hereunder or shares sold shall be effective or exercisable unless and until the Plan has been so approved.

13. PAYMENT OF EXERCISE PRICE WITH COMPANY STOCK AND NET EXERCISE.

     The Board (or the Committee, if so authorized) may provide that, upon exercise of the Option, the Optionee may elect to pay for all or some of the shares of Common Stock underlying the Option with shares of Common Stock of the Company previously acquired and owned at the time of exercise by the Optionee, subject to all restrictions and limitations of applicable laws, rules and regulations, including Section 425(c) (3) of the Internal Revenue Code, and provided that the Optionee will make representations and warranties satisfactory to the Company regarding his or her title to the shares used to effect the purchase, including without limitation, representations and warranties that the Optionee has good and marketable title to such shares free and clear of any and all liens, encumbrances, charges, equities, claims, security interests, options or restrictions and has full power to deliver such shares without obtaining the consent or approval of any person or governmental authority other than those which have already given consent or approval in a form satisfactory to the Company. The equivalent dollar value of the shares used to effect the purchase shall be the fair market value of the shares on the date of the purchase as determined by the Board (or the Committee, if so authorized) in its sole discretion, exercised in good faith. The Board (or the Committee) may also permit the utilization of "net exercise" privileges in the payment for the shares. An Optionee who chooses to take advantage of net exercise privileges granted to him or her by the Board (or the Committee) shall at the time of exercise of his or her Options surrender all his or her Options to the Company for cancellation. Immediately after said surrender, the Company shall issue to the Optionee the amount of Common Stock as is equal in market value to the spread value of the Options exercised. The spread value of the Options exercised shall be determined as follows: First, the NASDAQ bid price of the Common Stock on the date before the date of exercise shall be determined. Thereafter, there shall be deducted from such bid price the exercise price as set forth in the grant of the Option. The difference, i.e., the spread, shall then be multiplied by the number of shares subject to the Options to yield a dollar amount constituting the spread value of the Options. The Company shall then cause to be issued to the Optionee that number of shares of its Common Stock to be determined by dividing the spread value of the Options by the per share bid price of the Common Stock on the date before the date of the exercise of the Options.

14. STOCK OPTION AGREEMENT AND STOCK PURCHASE AGREEMENT

     (a) The terms and conditions of Options granted under the Plan shall be evidenced by a Stock Option Agreement (hereinafter referred to as the "Stock Option Agreement") executed by the Company and the person to whom the Option is granted. Each Stock Option Agreement shall contain the following provisions:

          (1) A provision fixing the number of shares which may be issued upon exercise of the Option;

          (2) A provision establishing the Option exercise price per share;

          (3) A provision establishing the times and the installments in which Options may be exercised, provided, however, such times and installments shall not be less than 20% of the number of shares covered by such Option each year from the Option Grant Date unless otherwise determined by the Board;

          (4)  A provision incorporating therein this Plan by reference;

          (5) A provision clarifying which Options are intended to be Incentive Stock options under Plan A and which are intended to be nonstatutory stock options under Plan B;

          (6) A provision fixing the maximum duration of the Option as not more than ten(10) years from the Option Grant Date for Options granted under Plan A and not more than ten (10) years from the Option Grant Date for Options granted under Plan B;

          (7) Such representations and warranties by the Optionee as may be required by Section 25 of this Plan or as may be required by the Board (or the Committee) in its discretion;

          (8) Any other restriction (in addition to those established under this Plan) as may be established by the Board (or the Committee) with respect to the exercise of the Option, the transfer of the Option, and/or the transfer of the shares purchased by exercise of the Option, provided that such restrictions are not in conflict with this Plan; and

          (9) Such other terms and conditions not inconsistent with this Plan as may be established by the Board (or the Committee).

     (b)  The terms and conditions of the sale of the shares sold under Plan
C shall be evidenced by a Stock Purchase Agreement (hereinafter referred to as the "Stock Purchase Agreement") executed by the Company and the person to whom the shares are sold. Each Stock Purchase Agreement shall contain the following provisions:

          (1) A provision fixing the number of shares which are to be sold;

           (2)  A provision establishing the purchase price per share;

           (3) A provision establishing the times and the installments in which shares are to vest, provided, however, such times and installments shall not be less than 20% of the number of shares covered by such Stock Purchase Agreement each year from the sale date unless otherwise determined by the Board;

          (4)  A provision incorporating therein this Plan by reference;

               (5) A provision regarding how the shares are to be paid for and the nature of the financial assistance, if any to be provided to the Stock Purchaser;

          (6) Such representations and warranties by the Stock Purchaser as may be required by Section 25 of this Plan or as may be required by the Board (or the Committee) in its discretion;

           (7) Any other restriction (in addition to those established under this Plan) as may be established by the Board (or the Committee) with respect to the sale of the shares, and/or the transfer of the shares purchased, provided that such restrictions are not in conflict with this Plan; and

           (8) Such other terms and conditions not inconsistent with this Plan as may be established by the Board (or the Committee).

15. TAXES, FEES AND EXPENSES.

     The Company shall pay all original issue and transfer taxes (but not income taxes, if any) with respect to the grant of Options and/or the issue and transfer of shares pursuant to the exercise of such Options, and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

16. WITHHOLDING OF TAXES.

     The grant of Options hereunder and the issuance of Common Stock pursuant to the exercise of such Options and the sale of shares is conditioned upon the Company's reservation of the right to withhold, in accordance with any applicable law, from any compensation payable to the Optionee or Stock Purchaser any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of any such Option or sale of shares.

17. AMENDMENT OR TERMINATION OF THE PLAN.

     (a) The Board may amend this Plan from time to time in such respects as the Board may deem advisable, provided, however, that no such amendment shall operate to (i) affect adversely an Optionee's or Stock Purchaser's rights under this Plan with respect to any Option granted or shares sold hereunder prior to the adoption of such amendment, except as may be necessary, in the judgment of counsel to the Company, to comply with any applicable law,
(ii) change the manner of determining the sale or option exercise price, (iii) change the classes of persons eligible to purchase shares or receive Options under the Plan, or (iv) extend the maximum duration of the Options or the Plan.

     (b) The Board may at any time terminate this Plan. Any such termination of the Plan shall not, without the written consent of the Optionee or Stock Purchaser, alter the terms of shares sold or Options already granted and such Options and rights under the Stock Purchase Agreement shall remain in full force and effect as if this Plan had not been terminated.

18. OPTIONS NOT TRANSFERABLE.

     Options granted under this Plan may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred or alienated in any manner, either voluntarily or involuntarily by operation of law, otherwise than by will or the laws of descent of distribution, and may be exercised during the lifetime of an Optionee only by such Optionee.

19. RESTRICTIONS ON TRANSFER OF STOCK.

     Common Stock sold under a Stock Purchase Agreement or issued pursuant to the exercise of an Option granted under this Plan (hereinafter "Optioned Stock" or the "Purchased Stock"), or any interest therein, may be sold, assigned, gifted, pledged, hypothecated, encumbered or otherwise transferred or alienated in any manner by the holder(s) thereof, subject to such restrictions as may be contained in the Stock Purchase Agreement or Stock Option Agreement and to any representations or warranties requested under
Section 25 of this Plan and also subject to compliance with any applicable federal, state or other local law, regulation or rule governing the sale or transfer of stock or securities.

20. RESERVATION OF SHARES OF COMMON STOCK.

     The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan.

21. RESTRICTIONS ON ISSUANCE OF SHARES.

     The Company, during the term of this Plan, will use its best efforts to seek to obtain from the appropriate regulatory agencies any requisite authorization in order to grant Options or issue and sell such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain from any such regulatory agency having jurisdiction thereof the authorization deemed by the Company's counsel to be necessary to the lawful grant of Options or the issuance and sale of any shares of its stock hereunder or that inability of the Company to confirm to its satisfaction that any grant of Options or issuance and sale of any shares of such stock will meet applicable legal requirements shall relieve the Company of any liability in respect of the non- issuance or sale of such stock as to which such authorization or confirmation have not been obtained.

22. NOTICES.

     Any notice to be given to the Company pursuant to the provisions of this Plan shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to a person to whom an Option is granted or shares sold hereunder shall be addressed to him or her at the address given beneath his or her signature on his or her Stock Option or Stock Purchase Agreement, or at such other address as such person or his or her transferee (upon the transfer of Optioned Stock) may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service. It shall be the obligation of each Optionee or Stock Purchaser and each transferee holding Optioned Stock to provide the Secretary of the Company, by letter mailed as provided hereinabove, with written notice of his or her correct mailing address.

23. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, then upon proper authorization of the Board an appropriate and proportionate adjustment shall be made in the number or kind of shares which may be issued under the Plan; provided, however that no such adjustment need be made if, upon the advice of counsel, the Board determines that such adjustment may result in the receipt of federally taxable income to holders of Options granted hereunder or the holders of Common Stock or other classes of the Company's securities.

24. REPRESENTATIONS AND WARRANTIES.

     As a condition to the sale of stock or grant of any Option hereunder or the exercise of any portion of an Option, the Company may require the person to be sold such stock or granted or exercising such Option to make any representation and/or warranty to the Company as may, in the judgment of counsel to the Company, be required under any applicable law or regulation, including but not limited to a representation and warranty that the Option and/or shares issuable or issued upon exercise of such Option or sold are being acquired only for investment and without any present intention to sell or distribute such Option or shares, as the case may be, if, in the opinion of counsel for the Company, such representation is required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency.

25. NO ENLARGEMENT OF EMPLOYEE RIGHTS.

     This Plan is purely voluntary on the part of the Company, and while the Company hopes to continue it indefinitely, the continuance of the Plan shall not be deemed to constitute a contract between the Company and any employee, or to be consideration for or a condition of the employment of any employee. Nothing contained in the Plan shall be deemed to give any employee the right to be retained in the employ of the Company or its Affiliated Companies, or to interfere with the right of the Company or an Affiliated Company to discharge or retire any employee thereof at any time. No employee shall have any right to or interest in Options authorized hereunder prior to the grant of such an Option to such employee, and upon such grant he or she shall have only such rights and interests as are expressly provided herein, subject, however, to all applicable provisions of the Company's Articles of Incorporation, as the same may be amended from time to time.

26. INFORMATION TO OPTION HOLDERS.

     During the period any options granted to employees of the Company remain outstanding, such employee-option holders shall be entitled to receive, on an annual or other periodic basis, financial and other information regarding the Company. The Board (or the Committee, if so authorized) shall exercise its discretion with regard to the nature and extent of the financial information so provided, giving due regard to the size and circumstances of the Company and, if the Company provides annual reports to its Shareholders, the Company's practice in connection with such annual reports. Notwithstanding the above, if the issuance of options under either Plan A or Plan B is limited to key employees whose duties in connection with the Company assure their access to equivalent information, this Section 27 shall not apply to such employees and plan.

27. LEGENDS ON STOCK CERTIFICATES.

     Each certificate representing Common Stock issued under this Plan shall bear whatever legends are required by federal or state law or by any governmental agency. In particular, unless an appropriate registration statement is filed pursuant to the federal Securities Act of 1933, as amended, with respect to the shares of Common Stock issuable under this Plan, each certificate representing such Common Stock shall be endorsed on its face with the following legend or its equivalent:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). Transfer or sale of such securities or any interest therein is unlawful except after registration, or pursuant to an exemption from the registration requirements, as provided in the Act and the regulations thereunder."

A copy of this Plan shall be delivered to the Secretary of the Company and shall be shown by him or her to each eligible person making reasonable inquiry concerning it. A copy of this Plan also shall be delivered to each Stock Purchaser and Optionee at the time his or her Options are granted or execution of the Stock Purchase Agreement.

28. SPECIFIC PERFORMANCE.

     The shares sold and Options granted under this Plan and the Optioned Stock issued pursuant to the exercise of such Options cannot be readily purchased or sold in the open market, and, for that reason among others, the Company and its share- holders will be irreparably damaged in the event that this Plan is not specifically enforced. In the event of any controversy concerning the right or obligation to purchase or sell any such shares or Option or Optioned Stock, such right or obligation shall be enforceable in a court of equity by a decree of a specific performance. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have.

29. INVALID PROVISION.

     In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

30. APPLICABLE LAW.

     This Plan shall be governed by and construed in accordance with the laws of the State of Utah.

31. SUCCESSORS AND ASSIGNS.

     This Plan shall be binding on and inure to the benefit of the Company and the employees to whom stock is sold or an Option is granted hereunder, and such employees' heirs, executors, administrators, legatees, personal representatives, assignees and transferees.


IN WITNESS WHEREOF, pursuant to the due authorization and adoption of this plan by the Board on April 16, 2000, the Company has caused this Plan to be duly executed by its duly authorized officers.

CRAFTCLICK.COM, INC.
a Utah Corporation



By:  __________________________

Name: _________________________

Its: __________________________